Exhibit 99.1

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Scott A. Kingsley, EVP & Chief Financial Officer Office: (315) 445-3121

Community Bank System Reports

Record First Quarter 2018 Results

SYRACUSE, N.Y. — April 24, 2018 — Community Bank System, Inc. (NYSE: CBU) reported record first quarter 2018 net income of $40.1 million, or $0.78 per fully diluted share, compared with $26.3 million, or $0.57 per share reported for the first quarter of 2017. First quarter 2017’s results included $1.7 million, or $0.03 per share of acquisition expenses. Excluding acquisition expenses and the one-time tax benefit from the revaluation of net deferred tax liabilities related to the Tax Cuts and Jobs Act enacted in December 2017, the linked fourth quarter of 2017’s earnings per share were $0.67 per share.

First Quarter 2018 Performance Highlights:

First quarter EPS of $0.78, up 37% over the first quarter of 2017.

Noninterest income was up 30% over the first quarter of 2017, representing 40% of operating revenues.

Deposit funding costs of 0.10%. Beta remains at zero.

Return on assets of 1.52%.

Return on tangible equity of 19%.

“We’re very pleased with this quarter’s results and the continuation of our earnings acceleration, due principally to the strategic deployment of capital last year with the NRS and Merchants Bancshares transactions,” said President and Chief Executive Officer Mark E. Tryniski. “In addition, our fee-based businesses continue to grow both revenue and margin, contributing significantly to earnings and cash flow. EPS growth of 30% over last year, excluding acquisition expenses, was also supported by a lower effective tax rate that contributed approximately one-fifth of that improvement. We are very well positioned for the remainder of the year.”

Total revenues for the first quarter of 2018 were $142.1 million, an increase of $30.5 million, or 27.4%, over the prior year quarter, and included the results from both the Merchants and NRS transactions completed in the first half of last year. Higher revenues were generated as a result of a 21.5% increase in average earning assets and continued growth in noninterest income, as well as a six basis-point increase in the net interest margin from the prior year quarter. A combination of acquired and organic growth resulted in an $8.6 million, or 30.3% increase in wealth management, insurance, and employee benefit services revenues compared to the prior year quarter. Deposit service fees increased 30.4% year-over-year, primarily the result of the addition of Merchants, as well as increased debit card-related revenues. Other banking services were up marginally, year-over-year. The quarterly provision for loan losses of $3.7 million was $1.9 million higher than the first quarter of 2017, reflective of higher quarterly net charge-off levels, including an incremental $1.1 million partial charge-off related to a single commercial relationship that incurred a $3.1 million charge in the fourth quarter of 2017. Non-performing asset and delinquent loan ratios were up slightly in comparison to the end of the first quarter of 2017, and included the impact of the previously mentioned commercial relationship which also adds over $4.1 million to non-performing assets. Total operating expenses for the first quarter of 2018 were $86.3 million. This compares to $71.9 million (excluding acquisition expenses) in the first quarter of 2017. Included in the first quarter 2018 results are the operating expenses from Merchants and NRS, as well as an additional $2.0 million of intangible amortization, primarily a result of those two transactions.

First quarter 2018 net interest income was $84.6 million, an increase of $17.3 million, or 25.8%, compared to the first quarter of 2017, and included the impact of the Merchants acquisition. In comparison to first quarter 2017, funding costs increased two basis points, and earning asset yields increased seven basis points, resulting in a six basis-point improvement in the net interest margin. The increase in the earning asset yield was driven by an incremental $1.6 million in non-impaired purchased loan accretion, as well as $0.8 million of accretion on a purchased impaired relationship. On a year-over-year basis, average loan balances grew $1.3 billion, or 26.3%, principally related to the Merchants transaction, while average loan yields increased 22 basis points, including the incremental purchased loan accretion. Investment interest income was $1.4 million higher than the first quarter of 2017, as average investment securities balances (including cash equivalents) increased by $358.7 million, due to the portfolio acquired from Merchants, while the yield on investments declined 30 basis points. Interest expense was $1.1 million higher than the previous year’s first quarter, driven by a $275.5 million increase in average borrowings (primarily customer repurchase agreements) and a $1.32 billion increase in average deposit balances, principally related to the Merchants transaction, and a net two basis point increase in the overall cost of funds.

Wealth management and insurance services revenues increased to $14.1 million, an increase of $2.8 million, or 24.9%, compared to the first quarter of 2017, driven by both acquired and organic growth. Employee benefit services revenues of $23.0 million, increased $5.8 million from the first quarter of 2017 and were primarily attributable to the NRS acquisition.

Excluding acquisition expenses, first quarter 2018 operating expenses of $86.3 million, which included a full quarter of operating activities from both Merchants and NRS, increased $14.5 million over the first quarter of 2017. Salaries and employee benefits increased $9.0 million, or 20.9%, and included the personnel added from the two transactions, as well as annual merit and performance-based increases. All other operating expenses increased 19.1% year-over-year, and reflected the occupancy, equipment and other operating costs of both Merchants and NRS, including significantly higher intangible asset amortization, compared to the first quarter of 2017.

The effective tax rate for the first quarter of 2018 was 23.0%, down from 27.4% in the first quarter of last year benefitting earnings by $0.04 per share, and reflected the lower federal tax rate that resulted from the Tax Cut and Jobs Act passed in the fourth quarter of 2017. During the first quarter of 2017, the Company adopted new accounting guidance for share-based transactions. That guidance requires that all excess tax benefits and tax deficiencies associated with share-based compensation be recognized as income tax expense or benefit in the income statement. Previously, tax effects resulting from changes in the Company’s share price subsequent to the grant date of equity instruments were recorded through shareholders’ equity at the time of vesting or exercise. The adoption of the amended accounting guidance resulted in a $2.2 million reduction of income tax expense in the first quarter of 2017, or $0.04 of diluted earnings per common share, and a $0.3 million reduction of income tax expense in the second, third and fourth quarters of 2017, or less than $0.01 per share each quarter. In the first quarter of 2018, the new guidance resulted in a $0.7 million reduction of income tax expense, or $0.01 per share.

The Company also provides supplemental reporting of its results on a “net adjusted” or “tangible” basis, from which it excludes the after-tax effect of amortization of core deposit and other intangible assets (and the related goodwill, core deposit intangible and other intangible asset balances, net of applicable deferred tax amounts), accretion on non-impaired purchased loans, expenses associated with acquisitions, and the one-time benefit from the revaluation of net deferred tax liabilities. The amounts for such items are presented in the tables that accompany this release. Although “adjusted net income” as defined by the Company is a non-GAAP measure, the Company’s management believes this information helps investors understand the effect of acquisition activity in its reported results. Adjusted net earnings per share were $0.82 in the first quarter of 2018, compared to $0.63 in the first quarter of 2017, or a 30.2% increase.

Financial Position

Average earning assets of $9.38 billion for the first quarter of 2018 were up modestly from the fourth quarter of 2017. Average deposit balances were down slightly from fourth quarter levels, but ending deposits were seasonally up $326.7 million, or 3.9%. Average borrowings (including customer repurchase agreements) in the first quarter of 2018 of $453.1 million, were also consistent with fourth quarter 2017 levels.

Ending loans at March 31, 2018 declined $29.7 million from year-end 2017, principally attributable to lower residential real estate balances, consistent with expectations. Investment securities totaled $3.03 billion at March 31, 2018, down slightly from the end of the fourth quarter, and up from the end of the first quarter of 2017 due to investments added from Merchants, and partially offset by limited reinvestment of securities cash flows over the last several quarters.

Shareholders’ equity of $1.63 billion at first quarter-end was $335.4 million, or 25.9%, higher than the prior year period, a result of strong earnings generation and capital retention over the last four quarters, as well as incremental shares issued in conjunction with the Merchants acquisition. The Company’s net tangible equity to net tangible assets ratio was 8.42% at March 31, 2018, down from 8.91% a year earlier, primarily a result of the Merchants acquisitions completed in the second quarter of 2017. The Company’s Tier 1 leverage ratio was 10.19% at the end of the first quarter, down marginally from 10.35% a year earlier due mostly to the impact of the Merchants transaction.

As previously announced in December 2017, the Company’s Board of Directors approved a stock repurchase program authorizing the repurchase of up to 2.5 million shares of the Company’s common stock during a twelve-month period starting January 1, 2018. Such repurchases may be made at the discretion of the Company’s senior management based on market conditions and other relevant factors and will be acquired through open market or privately negotiated transactions as permitted under Rule 10b-18 of the Securities Exchange Act of 1934 and other applicable legal requirements. There were no shares repurchased in the first quarter of 2018.

Asset Quality

Despite the previously mentioned partial charge-off of $4.2 million on a specific acquired commercial relationship in the fourth quarter of 2017 and the first quarter of 2018, the Company’s asset quality metrics continue to illustrate the long-term effectiveness of the Company’s disciplined risk management and underwriting standards. Total net charge-offs were $3.2 million for the first quarter, compared to $2.0 million for the first quarter of 2017 and $5.8 million for the fourth quarter of 2017. Net charge-offs as an annualized percentage of average loans measured 0.21% in the first quarter of 2018, compared to 0.16% in the prior year’s first quarter and 0.37% in the fourth quarter of 2017. Nonperforming loans as a percentage of total loans at March 31, 2018 were 0.48%, compared to 0.44% at December 31, 2017 and 0.46% at March 31, 2017. The total loan delinquency ratio of 1.01% at the end of the first quarter was nine basis points lower than the level at December 31, 2017, and seven basis points higher than last year’s first quarter-end. The first quarter provision for loan losses of $3.7 million was $1.9 million higher than the first quarter of 2017, and $1.7 million lower than the fourth quarter of 2017. The allowance for loan losses to nonperforming loans was 162% at March 31, 2018, compared with 173% and 206% at the end of the fourth quarter of 2017 and first quarter of 2017, respectively.

Dividend Increase

During the first quarter of 2018 the Company declared a quarterly cash dividend of $0.34 per share on its common stock, compared to a $0.32 dividend declared in the first quarter of 2017, or 6.3% higher, which represents an annualized yield of 2.5% based upon the $54.61 closing price of the Company’s stock on April 23, 2018. The two cent increase declared in the third quarter of 2017 marked the 25th consecutive year of dividend increases for the Company. “The acceleration of our earnings and cash flow results will provide further strength to capital accumulation and dividend capacity into the future,” said Mark E. Tryniski, President and Chief Executive Officer.

Merchants Bancshares, Inc.

The Company completed the acquisition of Merchants Bancshares, Inc. ("Merchants"), parent company of Merchants Bank headquartered in South Burlington, Vermont, on May 12, 2017, for $345.2 million in Company stock and cash.  The transaction extended the Company's footprint into the Vermont and Western Massachusetts markets.  The transaction added 31 branch locations in Vermont and one office in Western Massachusetts in addition to approximately $2.0 billion of assets and $1.5 billion in deposits.

Northeast Retirement Services, Inc.

The Company acquired Northeast Retirement Services, Inc. (“NRS”), a leading provider of plan accounting, transfer agency, fund administration, trust and retirement plan services for $148.6 million in Company stock and cash on February 3, 2017.

Conference Call Scheduled

Company management will conduct an investor call at 11:00 a.m. (ET) tomorrow, April 25, 2018, to discuss first quarter 2018 results. The conference call can be accessed at 866-548-2692 (719-325-2430 if outside United States and Canada) using the conference ID code 7507810. Investors may also listen live via the Internet at: http://www.webcaster4.com/Webcast/Page/995/25249.

This earnings release, including supporting financial tables, is available within the press releases section of the Company's investor relations website at: http://ir.communitybanksystem.com. An archived webcast of the earnings call will be available on this site for one full year.

Community Bank System, Inc. operates more than 230 customer facilities across Upstate New York, Northeastern Pennsylvania, Vermont, and Western Massachusetts through its banking subsidiary, Community Bank, N.A. With assets of over $10.7 billion, the DeWitt, N.Y. headquartered company is among the country's 150 largest financial institutions. In addition to a full range of retail, business, and municipal banking services, the Company offers comprehensive financial planning, insurance and wealth management services through its’ Community Bank Wealth Management Group and OneGroup NY, Inc. operating subsidiaries. The Company's Benefit Plans Administrative Services, Inc. subsidiary (which includes the recently acquired NRS) is a leading provider of employee benefits administration, trust services, fund administration and actuarial consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company's stock trades under the symbol CBU. For more information about Community Bank visit www.communitybankna.com or http://ir.communitybanksystem.com.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; changes in legislation or regulatory requirements; and the timing for receiving regulatory approvals and completing pending transactions. These statements are based on the current beliefs and expectations of CBU’s management and CBU does not assume any duty to update forward-looking statements.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2018	2017
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Earnings
Loan income	$69,441	$69,716	$69,498	$62,351	$52,384
Investment income	18,963	19,872	18,989	19,071	17,574
Total interest income	88,404	89,588	88,487	81,422	69,958
Interest expense	3,780	3,611	4,092	3,393	2,684
Net interest income	84,624	85,977	84,395	78,029	67,274
Provision for loan losses	3,679	5,381	2,314	1,461	1,828
Net interest income after provision for loan losses	80,945	80,596	82,081	76,568	65,446
Deposit service fees	19,177	18,115	18,419	16,655	14,707
Revenues from mortgage banking and other banking services	1,243	1,196	1,704	1,407	1,159
Wealth management and insurance services	14,065	12,415	12,051	12,502	11,261
Employee benefit services	23,006	22,212	20,767	20,662	17,189
Gain on sale of investments	0	0	0	0	2
Total noninterest revenues	57,491	53,938	52,941	51,226	44,318
Salaries and employee benefits	51,859	49,006	48,426	46,564	42,907
Occupancy and equipment	10,531	9,622	9,106	8,637	8,196
Amortization of intangible assets	4,798	4,961	4,949	4,263	2,768
Acquisition expenses	(8)	794	580	22,896	1,716
Other	19,151	22,536	20,715	20,519	17,988
Total operating expenses	86,331	86,919	83,776	102,879	73,575
Income before income taxes	52,105	47,615	51,246	24,915	36,189
Income taxes	11,999	(24,411)	16,003	7,724	9,932
Net income	$40,106	$72,026	$35,243	$17,191	$26,257
Basic earnings per share	$0.78	$1.41	$0.69	$0.35	$0.58
Diluted earnings per share	$0.78	$1.40	$0.68	$0.35	$0.57
Profitability
Return on assets	1.52%	2.66%	1.29%	0.69%	1.22%
Return on equity	10.00%	17.88%	8.81%	4.74%	8.47%
Return on tangible equity(2)	19.11%	34.11%	16.74%	7.72%	13.57%
Noninterest income/operating income (FTE) (1)	40.1%	37.9%	38.4%	39.4%	39.1%
Efficiency ratio	57.8%	57.8%	56.8%	58.3%	60.9%
Components of Net Interest Margin (FTE)
Loan yield	4.53%	4.43%	4.37%	4.41%	4.31%
Cash equivalents yield	1.54%	1.19%	1.09%	0.99%	0.79%
Investment yield	2.60%	2.81%	2.69%	2.87%	2.90%
Earning asset yield	3.87%	3.89%	3.81%	3.87%	3.80%
Interest-bearing deposit rate	0.14%	0.14%	0.14%	0.14%	0.13%
Borrowing rate	1.48%	1.32%	1.44%	1.54%	2.18%
Cost of all interest-bearing funds	0.23%	0.22%	0.24%	0.21%	0.19%
Cost of funds (includes DDA)	0.17%	0.16%	0.18%	0.16%	0.15%
Net interest margin (FTE)	3.71%	3.74%	3.64%	3.72%	3.65%
Fully tax-equivalent adjustment	$1,118	$2,375	$2,381	$2,374	$2,285

Summary of Financial Data
(Dollars in thousands, except per share data)
	2018	2017
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Average Balances
Loans	$6,237,824	$6,274,679	$6,343,468	$5,695,781	$4,939,092
Cash equivalents	90,406	34,223	26,986	52,956	40,209
Taxable investment securities	2,583,446	2,572,703	2,571,459	2,408,020	2,203,175
Nontaxable investment securities	468,772	491,578	511,182	526,962	540,518
Total interest-earning assets	9,380,448	9,373,183	9,453,095	8,683,719	7,722,994
Total assets	10,715,529	10,757,836	10,862,613	9,958,553	8,747,266
Interest-bearing deposits	6,219,052	6,206,663	6,230,591	6,021,696	5,543,046
Borrowings	453,114	449,377	541,036	346,975	177,587
Total interest-bearing liabilities	6,672,166	6,656,040	6,771,627	6,368,671	5,720,633
Noninterest-bearing deposits	2,268,778	2,307,155	2,307,205	1,948,434	1,620,473
Shareholders' equity	1,625,951	1,598,056	1,587,279	1,455,847	1,256,888
Balance Sheet Data
Cash and cash equivalents	$543,899	$221,038	$241,480	$219,695	$291,186
Investment securities	3,032,642	3,081,379	3,125,218	3,145,013	2,788,718
Loans:
Business lending	2,426,086	2,424,223	2,458,981	2,479,152	1,468,465
Consumer mortgage	2,211,882	2,220,298	2,206,527	2,211,412	1,830,800
Consumer indirect	1,008,198	1,011,978	1,034,716	1,057,664	1,055,112
Home equity	407,832	420,329	424,598	427,483	393,769
Consumer direct	173,032	179,929	183,898	185,589	184,067
Total loans	6,227,030	6,256,757	6,308,720	6,361,300	4,932,213
Allowance for loan losses	48,103	47,583	47,983	47,451	47,096
Intangible assets, net	820,584	825,088	824,355	831,403	618,977
Other assets	390,503	409,519	398,428	374,086	329,862
Total assets	10,966,555	10,746,198	10,850,218	10,884,046	8,913,860
Deposits:
Noninterest-bearing	2,372,824	2,293,057	2,310,954	2,283,138	1,642,158
Non-maturity interest-bearing	5,642,109	5,377,059	5,495,377	5,508,504	5,010,516
Time	756,159	774,304	799,659	833,963	684,203
Total deposits	8,771,092	8,444,420	8,605,990	8,625,605	7,336,877
Borrowings	281,744	363,082	314,289	373,053	0
Subordinated debt held by unconsolidated subsidiary trusts	122,820	122,814	122,808	122,802	102,177
Accrued interest and other liabilities	159,433	180,567	213,886	189,686	178,776
Total liabilities	9,335,089	9,110,883	9,256,973	9,311,146	7,617,830
Shareholders' equity	1,631,466	1,635,315	1,593,245	1,572,900	1,296,030
Total liabilities and shareholders' equity	10,966,555	10,746,198	10,850,218	10,884,046	8,913,860
Capital
Tier 1 leverage ratio	10.19%	10.00%	9.54%	10.19%	10.35%
Tangible equity/net tangible assets (2)	8.42%	8.61%	8.36%	8.08%	8.91%
Diluted weighted average common shares O/S	51,677	51,569	51,526	49,386	46,227
Period end common shares outstanding	50,884	50,696	50,587	50,512	45,956
Cash dividends declared per common share	$0.34	$0.34	$0.34	$0.32	$0.32
Book value	$32.06	$32.26	$31.50	$31.14	$28.20
Tangible book value(2)	$16.88	$16.94	$16.70	$16.21	$16.22
Common stock price (end of period)	$53.56	$53.75	$55.25	$55.77	$54.98

Summary of Financial Data
(Dollars in thousands, except per share data)
	2018	2017
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Asset Quality
Nonaccrual loans	$23,239	$24,740	$21,510	$21,033	$20,066
Accruing loans 90+ days delinquent	6,425	2,706	1,861	1,882	2,809
Total nonperforming loans	29,664	27,446	23,371	22,915	22,875
Other real estate owned (OREO)	1,865	1,915	1,873	2,491	2,486
Total nonperforming assets	31,529	29,361	25,244	25,406	25,361
Net charge-offs	3,159	5,781	1,782	1,106	1,965
Allowance for loan losses/loans outstanding	0.77%	0.76%	0.76%	0.75%	0.95%
Nonperforming loans/loans outstanding	0.48%	0.44%	0.37%	0.36%	0.46%
Allowance for loan losses/nonperforming loans	162%	173%	205%	207%	206%
Net charge-offs/average loans	0.21%	0.37%	0.11%	0.08%	0.16%
Delinquent loans/ending loans	1.01%	1.10%	1.05%	0.99%	0.94%
Loan loss provision/net charge-offs	116%	93%	130%	132%	93%
Nonperforming assets/total assets	0.29%	0.27%	0.23%	0.23%	0.28%
Asset Quality (excluding loans acquired since 1/1/09)
Nonaccrual loans	$15,161	$16,020	$15,069	$14,359	$15,268
Accruing loans 90+ days delinquent	5,894	2,502	1,589	1,640	1,707
Total nonperforming loans	21,055	18,522	16,658	15,999	16,975
Other real estate owned (OREO)	1,336	1,221	1,257	1,681	2,225
Total nonperforming assets	22,391	19,743	17,915	17,680	19,200
Net charge-offs	1,800	2,279	1,624	692	1,866
Allowance for loan losses/loans outstanding	0.97%	0.98%	1.00%	1.01%	1.01%
Nonperforming loans/loans outstanding	0.45%	0.40%	0.36%	0.35%	0.38%
Allowance for loan losses/nonperforming loans	216%	244%	276%	284%	266%
Net charge-offs/average loans	0.16%	0.20%	0.14%	0.06%	0.17%
Delinquent loans/ending loans	1.01%	1.12%	1.16%	1.06%	0.86%
Loan loss provision/net charge-offs	122%	67%	125%	153%	85%
Nonperforming assets/total assets	0.24%	0.22%	0.20%	0.20%	0.23%

Summary of Financial Data
(Dollars in thousands, except per share data)
	2018	2017
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data
Net income
Net income (GAAP)	$40,106	$72,026	$35,243	$17,191	$26,257
Acquisition expenses	(8)	794	580	22,896	1,716
Tax effect of acquisition expenses	2	(227)	(181)	(7,098)	(471)
Tax Cuts and Jobs Act deferred tax impact	0	(38,010)	0	0	0
Subtotal (non-GAAP)	40,100	34,583	35,642	32,989	27,502
Amortization of intangibles	4,798	4,961	4,949	4,263	2,768
Tax effect of amortization of intangibles	(1,105)	(1,417)	(1,545)	(1,322)	(760)
Subtotal (non-GAAP)	43,793	38,127	39,046	35,930	29,510
Acquired non-impaired loan accretion	(2,063)	(1,930)	(1,879)	(1,642)	(437)
Tax effect of acquired non-impaired loan accretion	475	551	587	509	120
Adjusted net income (non-GAAP)	$42,205	$36,748	$37,754	$34,797	$29,193

Return on average assets
Adjusted net income (non-GAAP)	$42,205	$36,748	$37,754	$34,797	$29,193
Average total assets	10,715,529	10,757,836	10,862,613	9,958,553	8,747,266
Adjusted return on average assets	1.60%	1.36%	1.38%	1.40%	1.35%

Return on average equity
Adjusted net income (non-GAAP)	$42,205	$36,748	$37,754	$34,797	$29,193
Average total equity	1,625,951	1,598,056	1,587,279	1,455,847	1,256,888
Adjusted return on average equity	10.53%	9.12%	9.44%	9.59%	9.42%

Earnings per common share
Diluted earnings per share (GAAP)	$0.78	$1.40	$0.68	$0.35	$0.57
Acquisition expenses	0.00	0.02	0.01	0.46	0.04
Tax effect of acquisition expenses	0.00	(0.01)	0.00	(0.14)	(0.01)
Tax Cuts and Jobs Act deferred tax impact	0.00	(0.74)	0.00	0.00	0.00
Subtotal (non-GAAP)	0.78	0.67	0.69	0.67	0.60
Amortization of intangibles	0.09	0.10	0.09	0.09	0.06
Tax effect of amortization of intangibles	(0.02)	(0.03)	(0.03)	(0.03)	(0.02)
Subtotal (non-GAAP)	0.85	0.74	0.75	0.73	0.64
Acquired non-impaired loan accretion	(0.04)	(0.04)	(0.04)	(0.03)	(0.01)
Tax effect of acquired non-impaired loan accretion	0.01	0.01	0.01	0.01	0.00
Diluted adjusted net earnings per share (non-GAAP)	0.82	0.71	0.72	0.71	0.63

Noninterest operating expenses
Noninterest expenses (GAAP)	$86,331	$86,919	$83,776	$102,879	$73,575
Amortization of intangibles	(4,798)	(4,961)	(4,949)	(4,263)	(2,768)
Acquisition expenses	8	(794)	(580)	(22,896)	(1,716)
Total adjusted noninterest expenses (non-GAAP)	81,541	81,164	78,247	75,720	69,091

Efficiency ratio
Adjusted noninterest expenses (non-GAAP) - numerator	$81,541	$81,164	$78,247	$75,720	$69,091
Tax-equivalent net interest income	85,742	88,352	86,776	80,403	69,559
Noninterest revenues	57,491	53,938	52,941	51,226	44,318
Acquired non-impaired loan accretion	(2,063)	(1,930)	(1,879)	(1,642)	(437)
Gain on sales of investments	0	0	0	0	(2)
Operating revenues (non-GAAP) - denominator	141,170	140,360	137,838	129,987	113,438
Efficiency ratio (non-GAAP)	57.8%	57.8%	56.8%	58.3%	60.9%

Summary of Financial Data
(Dollars in thousands, except per share data)
	2018	2017
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Balance sheet data
Total assets
Total assets (GAAP)	$10,966,555	$10,746,198	$10,850,218	$10,884,046	$8,913,860
Intangible assets	(820,584)	(825,088)	(824,355)	(831,403)	(618,977)
Deferred taxes on intangible assets	47,904	48,419	75,820	77,097	68,236
Total tangible assets (non-GAAP)	10,193,875	9,969,529	10,101,683	10,129,740	8,363,119

Total common equity
Shareholders' Equity (GAAP)	1,631,466	1,635,315	1,593,245	1,572,900	1,296,030
Intangible assets	(820,584)	(825,088)	(824,355)	(831,403)	(618,977)
Deferred taxes on intangible assets	47,904	48,419	75,820	77,097	68,236
Total tangible common equity (non-GAAP)	858,786	858,646	844,710	818,594	745,289

Net tangible equity-to-assets ratio at quarter end
Total tangible common equity (non-GAAP) - numerator	$858,786	$858,646	$844,710	$818,594	$745,289
Total tangible assets (non-GAAP) - denominator	10,193,875	9,969,529	10,101,683	10,129,740	8,363,119
Net tangible equity-to-assets ratio at quarter end (non-GAAP)	8.42%	8.61%	8.36%	8.08%	8.91%

(1) Excludes gains and losses on sales of investment securities.
(2) Includes deferred tax liabilities related to certain intangible assets.

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